                                                                EXHIBIT 99(C)(3)


                       THE DYSON-KISSNER-MORAN CORPORATION
                                565 FIFTH AVENUE
                                  FOURTH FLOOR
                          NEW YORK, NEW YORK 10017-2413
                            TELEPHONE (212) 661-4600
                            FACSIMILE (212) 986-7169

November 6,1998

Optek Technology, Inc.
1215 W. Crosby Road
Carrollton, TX 75006
Attn: Thomas R. Filesi
      Chairman and CEO

Dear Sir:

In connection with out mutual evaluation of a possible combination between the Wabash Technologies ("Wabash") unit of Kearney-National Inc., a wholly-owned subsidiary of The Dyson-Kissner-Moran Corporation ("DKM"), and Optek Technol ogy, Inc. ("Optek"), DKM has requested information concerning Optek, and Optek has requested information concerning Wabash. As a condition to being furnished such information, each party agrees to treat any information concerning Wabash or Optek which is furnished by the other (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its directors, officers, employees, agents or advisors, or
(ii) was or becomes available to the receiving party on a non-confidential basis from another source provided that such source is not known to be bound by a confidentiality agreement with the other party.

DKM and Optek hereby agree that the Evaluation Material they receive will be used solely for the purpose of evaluating a possible transaction involving Wabash and Optek and that such information will be kept confidential and not disclosed to anyone else; provided, however, that (a) any of such information may be disclosed to the parties' directors, officers, advisors and employees who need to know such information for the purpose of evaluating any such possible transaction (it being understood that such directors, officers, advisors and employees shall be directed to treat such information confidentially), and (b) any disclosure of such information may be made to which the disclosing party consents in writing.

In addition the parties will not, and will direct their directors, officers, advisors and employees not to: a) disclose to any person the fact that discussions or negotiations are taking place concerning a possible transaction involving Wabash and Optek; or b) contact or communicate with the employees, lenders or customers of Wabash or Optek without the consent of DKM or Optek, respectively.

Optek Technology, Inc.
Attn: Thomas R. Filesi
November 5, 1998
Page Two


Each party understands and acknowledges that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. It is further understood that the scope of any representations and warranties to be given by the parties will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions progress to such a point. Except as set forth in such definitive agreement, neither party shall have any liability to the other on account of the Evaluation Material.

In the event that we do not proceed with a transaction within a reasonable period of time or at either party's request, each parry shall promptly return all written material containing or reflecting any information contained in the Evaluation Material and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writing whatsoever prepared by the receiving party or its advisors based on the information contained in the Evaluation Material shall be destroyed.

If you agree with the foregoing, please sign and return one copy of this letter.

Very truly yours,

THE DYSON-KISSNER-MORAN CORPORATION

By: /s/ Bruce A. Cauley
    ------------------------------
    Bruce A. Cauley
    Vice President


CONFIRMED AND AGREED:

OPTEK TECHNOLOGY, INC.

By: /s/ Thomas R. Filesi
    ------------------------------
Name: Thomas R. Filesi
Title: Chairman, CEO

                       THE DYSON-KISSNER-MORAN CORPORATION
                                565 FIFTH AVENUE
                                  FOURTH FLOOR
                          NEW YORK, NEW YORK 10017-2413
                            TELEPHONE (212) 661-4600
                            FACSIMILE (212) 986-7169

December 15,1998

Optek Technology, Inc.
1215 W. Crosby Road
Carrollton, TX 75006
Attn: Thomas R. Filesi
      Chairman and CEO

Dear Tom:

This will serve to supplement our letter agreement of November 6, 1998. Terms defined in the letter agreement shall have the same meanings when used in this letter.

Non-Hire. DKM (for itself and its affiliates) agrees not to hire any current employee of Optek or its subsidiaries, without the prior written consent of Optek, until two years after the parties have terminated discussions concerning a possible combination between Wabash and Optek. Optek agrees not to hire any Current employee of DKM or its subsidiaries, without the prior written consent of DKM, for the same period of time.

Stand-Still. DKM agrees that, until twelve months after Optek and DKM have terminated discussions concerning a possible combination between Optek and Wabash, unless specifically requested by Optek in writing, neither DKM nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the " 1934 Act")) will in any manner, directly or indirectly,
(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or partici pate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisi tion of any securities (or beneficial ownership thereof or assets of Optek; (ii) any tender or exchange offer, merger or other business combination involving Optek, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Optek, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of Optek, (b) form, join or in any way participate in a "group" (as defined in the 1934 Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Optek; (c) take any action which would force Optek to make a public announcement regarding any of the types of matters set forth in subsection (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. DKM also agrees during such period not to request that Optek, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

Optek Technology, Inc.
Attn:  Thomas R. Filesi
November 5, 1998
Page Two


All the provisions of the letter agreement of November 6, 1998 shall remain in full force and effect in accordance with their terms. If you agree with the foregoing, please sign one copy of this letter and return it.

Very truly yours,

THE DYSON-KISSNER-MORAN CORPORATION

By: /s/ Bruce A. Cauley
    ------------------------------
    Bruce A. Cauley
    Vice President


CONFIRMED AND AGREED:

OPTEK TECHNOLOGY, INC.

By: /s/ Thomas R. Filesi
    ------------------------------
Name: Thomas R. Filesi
Title: Chairman, CEO